Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-3 and related Prospectus, of our report dated March 27, 2024, with respect to the consolidated financial statements of Inhibikase Therapeutics, Inc. and Subsidiary as of December 31, 2023 and 2022, and for the years then ended which report is included in the Annual Report on Form 10-K of Inhibikase Therapeutics, Inc. for the year ended December 31, 2023, filed with the Securities and Exchange Commission. Our audit report includes an explanatory paragraph relating to Inhibikase Therapeutics, Inc. and Subsidiary’s ability to continue as a going concern.

We also consent to the reference to our firm under the caption “Experts.”

/s/ CohnReznick LLP

Holmdel, New Jersey
January 10, 2025